News                                     Phillips Petroleum Company
                                         Media Relations
                                         Bartlesville, Oklahoma 74004
                                         www.phillips66.com/newsroom
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                                                      Phillips Shield

CONTACTS:
Kristi DesJarlais (media) 918-661-6117
Howard Thill (investors) 918-661-4757

            Phillips Shareholders Approve Tosco Acquisition

                     Share increase also approved

BARTLESVILLE, Okla., April 11, 2001 --- Phillips Petroleum Company [NYSE: P] shareholders voted to approve the proposed acquisition of Tosco Corporation [NYSE: TOS] during a special meeting held here today.

A substantial majority of the shares voted were cast in favor of the acquisition, which is expected to close by the end of the third quarter of 2001, pending additional regulatory reviews and other customary closing conditions. Phillips shareholders also approved amending Phillips' charter to increase the number of authorized shares of common stock from 500 million to 1 billion.

"This approval from our shareholders is a significant milestone in transforming Phillips into a stronger major integrated oil company positioned for further growth," said Jim Mulva, chairman and chief executive officer. "This paves the way for Phillips to become a premier competitor in the domestic refining, marketing and transportation business, and to realize the competitive advantages of being fully integrated."

Mulva also updated shareholders on the company's earnings expectations: "We expect first-quarter net operating income to be up 75-85 percent from the same period last year. The expected increase is due primarily to increased production as a result of the company's second-quarter 2000 Alaskan acquisition. For the year 2001, we expect to meet or exceed analysts' consensus earnings estimates."

The company expects total worldwide production to be in the range of 820,000 barrels of oil equivalent (BOE) per day for the quarter, versus 489,000 BOE per day for the first quarter of 2000.



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Phillips Shareholders Approve Tosco Acquisition
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Phillips is an integrated petroleum company with interests around the world. Headquartered in Bartlesville, Okla., the company has 12,400 employees and $20.5 billion of assets, and had $21.2 billion of revenues in 2000.

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 CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
        OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements about Phillips' proposed acquisition of Tosco's refining and marketing businesses, as well as its earnings performance and anticipated increase in worldwide production on a BOE basis. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the statement of expectation or belief will result or be achieved. The actual results may be affected by a variety of risks, which could cause the stated expectation or belief to differ materially. Some of the important risk factors, but not necessarily all such factors that may cause expectations or results to differ, are: the ability to consummate the proposed acquisition and to obtain required regulatory or third-party approvals; required disposition of assets, if any; achievement of marketing estimates; integration of personnel and company business systems and operations; and expected production from the company's existing and future oil and gas projects. Additional information can be found in the company's reports filed with the Securities and Exchange Commission (SEC). Copies of these filings are available free by calling Phillips at 918-661-3700 or by logging on to the company's Web site at http://www.phillips66.com.
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